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                                                                                 EXHIBIT 11
                                   KOLLMORGEN CORPORATION AND SUBSIDIARIES

                                     CALCULATIONS OF EARNINGS PER SHARE
                               (Dollars in thousands, except per share amounts)

                                                          Year Ended December 31

                                        1996        1995         1994        1993         1992
Net income (loss)                 $     8,804 $     7,157  $     4,051 $     4,752  $    (8,725)
Less preferred stock dividends,
  accretion of discount, and
  premium paid on preferred
  stock redemption                       (285)     (4,648)      (2,324)     (2,324)      (2,330)
                                   ----------- -----------  ----------- -----------  -----------
Earnings applicable to common stock     8,619       2,509        1,727       2,428      (11,055)
                                   ----------- -----------  ----------- -----------  -----------


Number of shares:
    Weighted average number of
       shares outstanding           9,732,055   9,667,434    9,641,698   9,632,232    9,627,228
    Shares issuable on assumed
       exercise of dilutive options   310,051         --           --          --           --
                                   -----------------------  ----------- -----------  -----------

Adjusted shares                    10,042,106   9,667,434    9,641,698   9,632,232    9,627,228
                                   =========== ===========  =========== ===========  ===========

Earnings (loss) per share             $  .86      $  .26      $  .18      $  .25       $(1.14)
                                   =========== ===========  =========== ===========  ===========

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